Exhibit 10.1

[Name]

EXECUTIVE SUPPLEMENTAL STOCK OPTION PROGRAM

2019 ENROLLMENT FORM

Date:

Roku, Inc. (“Roku” or the “Company”) believes in providing its employees at the level of CEO and Senior Vice President (“SVP”) and above (each an “Executive”), which includes you, with a choice as to how their compensation is structured. For calendar year 2019, the Company is offering you the opportunity to enroll in the Executive Supplemental Stock Option Program (the “Program”) pursuant to which you can elect to reduce your Eligible Cash Compensation (as noted below and as defined on Appendix A) in exchange for the grant of vested stock options under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”).

The terms and conditions of the Program are described in Appendix A to this Enrollment Form. A general summary of the terms of stock options is included in Appendix B. It is ultimately your responsibility to consult your personal tax or financial planning advisor about the tax and financial consequences of your election.

To enroll in the Program, please check the box below and enter a dollar value of your Eligible Cash Compensation that will be reduced in exchange for stock option grants.

Annual Cash Compensation:	[Annual Cash Amount]
Eligible Cash Compensation:	[Eligible Cash Comp Amount]

☐

I hereby enroll in the Program and elect to reduce my Eligible Cash Compensation by $_______ (the “Stock Option Allocation Amount”) in exchange for the grant of stock options pursuant to the terms of the Program.

☐	I hereby elect not to enroll in the Program.

Please return the signed Enrollment Form to Stock Administration at the Company by no later than 1:00 pm PST on Wednesday, November 21, 2018. Your failure to return the signed Enrollment Form by that date will be treated by the Company as your election not to enroll in the Program.

BY SIGNING BELOW, I AGREE TO THE TERMS OF THE PROGRAM AS SET FORTH IN THIS ENROLLMENT FORM, INCLUDING THE TERMS IN APPENDIX A AND APPENDIX B TO THIS ENROLLMENT FORM.

ACCEPTED AND AGREED:

[PRINT NAME]

DATE

Appendix A

Terms and Conditions of the Executive Supplemental Stock Option Program

This Appendix A, which is part of the Enrollment Form, contains the terms and conditions of your participation in the Program. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the 2017 Plan.

Eligible Cash Compensation and Impact of Enrollment

If you enroll in the Program, the dollar amount of your Eligible Cash Compensation that you elect will be reduced (the “Stock Option Allocation Amount”) in exchange for the grant of stock options on a monthly basis. Your Eligible Cash Compensation is your annualized base salary expected to be paid in calendar 2019 (your “Annual Cash Compensation”) less $52,000. In other words, you must take a minimum of $52,000 in annual base salary (payable in the amount of $2,000 each bi-weekly payroll period, less applicable taxes and deductions). Eligible Cash Compensation does not include any bonus payments, reimbursement for expenses or other one time and/or extraordinary cash payments.

Your enrollment in the Program results in reduction of the amount of your gross, before-tax, Eligible Cash Compensation by the amount of your Stock Option Allocation Amount resulting in an amount we refer to as your “Adjusted Annual Cash Compensation”. The bi-weekly pay period portion of the Stock Option Allocation Amount you select will not be deducted from each paycheck and will not appear as a line-item on your paystub.

For example, if your annual base salary is $300,000 and you elect a Stock Option Allocation Amount of $248,000 ($300,000 - $52,000):

Annual Cash Compensation: $300,000

Eligible Cash Compensation: $248,000

Stock Option Allocation Amount: $248,000

Adjusted Annual Cash Compensation: $52,000

Any Company benefits that are normally determined based on your Annual Cash Compensation and/or deducted from each pay period will now be determined based on your Adjusted Annual Cash Compensation. For example, if you participate in the Company’s 401(k) plan, the calculation of your percentage of annual salary deferred under the 401(k) plan will be based on your Adjusted Annual Cash Compensation paid out in bi-weekly salary payments (in the example above the 401k contribution would be calculated on $52,000). If you then elect to have 5% of your gross, before-tax annual salary deferred under the 401(k) plan, the 5% contribution rate would be based on the Adjusted Annual Cash Compensation of $52,000. The result would be that $2,600 rather than $15,000 would be deferred on a pre-tax basis under the 401(k) plan for 2019.

If you receive an Annual Cash Compensation increase during 2019, that increase will be paid to you in your Annual Cash Compensation; it will not be added to your Eligible Cash Compensation under the Program. The amount you’re electing for your Stock Option Allocation Amount is a flat amount that will not change for the Program year.

In addition, you should be aware of the impact to your take home pay on any benefit plan premiums you pay from each paycheck. The amount of Eligible Cash Compensation you direct to the Program (your Stock Option Allocation Amount) also will not be considered when calculating your life insurance, short-term disability, long-term disability, and workers’ compensation benefits. So please be sure to take all of this into account when determining your Stock Option Allocation Amount.

For purposes of the Company’s Severance Benefit Plan, the term “Monthly Base Salary” will be determined based on your Annual Cash Compensation before reduction for your election under the Program.

Option Grants

Nonstatutory Stock Options (NSOs) will be granted on the first trading day of the month following the month of your salary reduction. At the end of each month, we will calculate the amount of the monthly portion of your Stock Option Allocation Amount and convert that into a number of NSOs determined under the formula set forth below. NSOs will be fully vested when granted.

Process for Converting Monthly Portion of Stock Option Allocation Amount to Options:

(Stock Option Allocation Amount ÷ 12) ÷ (Closing Price on Date of Grant ÷ 2.5)

Example of Executive Supplemental Stock Option Program		Notes
Annual Cash Compensation Amount	$300,000
Annual Gross Cash Payroll Amount	$52,000	Minimum annual cash (paycheck)
Annual Stock Option Allocation Amount	$248,000	Employee Election to Annual Stock Option Allocation (stock options)
Monthly Stock Option Allocation Amount	$20,666.67	($248,000 ÷ 12)
Grant Date	February 1	First trading day of the month
Closing Price on Grant Date	$50.0000	Hypothetical ROKU Fair Market Value on Grant Date
2.5 Used for Calculation	$20.0000	($50 ÷ 2.5) 2.5 is used to calucate stock option shares; approximately the black-scholes rate Roku applies to stock options (1 ÷ 40%)
Monthly Grant Calculation	1,033.33	($20,666.67 ÷ $20)
Grant Details
Grant Date	February 1	First trading day of the month
Grant Price	$50.0000	Hypothetical ROKU Fair Market Value on Grant Date
Shares Granted	1,033	Monthly Grant of NSO
Fully Vested on Date of Grant
Carryover to next month	$16.67	($50 x 0.33) Dollar amount less than one full share

Roku will not grant NSOs for a fractional share so the actual number of NSOs to be granted will be rounded down to the nearest whole share. The remaining dollar amount will be carried over to the next month and added to the amount of the monthly portion of Stock Option Allocation Amount for purposes of the option grant to be made for that month. Any Stock Option Allocation Amount not applied to the grant of an NSO due to the fractional share limitation by the end of 2019 will be refunded to you during the second regular payroll period in January 2020.

Modifications and Withdrawal

Once you have enrolled in the Program and selected your Stock Option Allocation Amount, you will not be able to change your election amount during calendar 2019. You will remain enrolled in the Program for all of calendar 2019 unless you notify us in writing, during an open trading window when you are not in possession of material, non-public information that you are withdrawing from the Program. If you withdraw from the Program, you will not be able to re-enroll in the Program for calendar year 2019. Your withdrawal from the Program will be effective beginning on the first payroll period in the month after you notify the Company of your withdrawal. For example, if you notify the Company of your intent to withdraw from the Program in June during the open trading window, the monthly portion of your Salary Reduction Amount will still apply for the month of June followed by a grant of NSOs on the first trading day of July. Then, beginning with the first payroll in July you will receive your full bi-weekly salary less applicable taxes and deductions, plus any amount of cash from a fractional share carryover from a prior month.

If you elect to participate in the Program and, during the course of calendar 2019 you: (i) move outside of the United States, (ii) are no longer on the Company’s payroll in the United States, or (iii) no longer have the title SVP or above, you will no longer be eligible to participate in the Program and will be automatically withdrawn as of the date of such change in status. Your withdrawal will become effective as of the first payroll period in the month after the change in your status. For example, if you are no longer eligible to participate in the Program beginning in June, the monthly portion of your Stock Option Allocation Amount for June will still apply followed by a grant of NSOs on the first trading day of July. Then, beginning with the first payroll in July you will receive your full bi-weekly salary less applicable taxes and deductions, plus any amount of cash from a fractional share carryover from a prior month.

Termination of Continuous Service

If your Continuous Service with the Company terminates for any reason during calendar year 2019, your enrollment in the Program will automatically terminate and you will receive a cash salary payment, less applicable taxes and deductions, for the portion of your Stock Option Allocation Amount during the month of your termination. You will not be eligible to receive a stock option grant for that month under the Program. Stock options previously granted to you under the Program (and otherwise) will remain exercisable for their remaining term as set forth in the applicable stock option grant documents.

Additional Terms

You should be aware that the Company, in its discretion, may change or end the operation of the Program and/or the 2017 Plan at any time. If the Company decides to change or terminate the Program and/or the 2017 Plan, you will not have any claims against the Company to receive additional option grants or any other equity benefits equivalent to the option grant. You acknowledge that the Company is not obligated to continue to grant options, restricted stock units or any other equity awards to you. You also acknowledge that the Company is not obligated to offer the Program in any subsequent years.

Finally, you understand and agree that any option grant made pursuant to your participation in the Program will be subject to the terms of the 2017 Plan and your applicable award agreement (including any addendum thereto for your country), and that this Enrollment Form is governed by the internal substantive laws of the State of Delaware, without regard to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this election, including any country-specific appendix attached hereto, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Santa Clara County, State of California, and no other courts, where this election is made and/or to be performed.

The provisions of this Enrollment Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix B

General Information About Nonstatutory Stock Options

THIS IS GENERAL INFORMATION ONLY.

ROKU DOES NOT GIVE TAX OR FINANCIAL ADVICE; YOU MUST SPEAK TO YOUR OWN TAX OR FINANCIAL ADVISOR

What is an Option?

An option is a right to buy Company common stock at a specified price (exercise price). The exercise price will be the fair market value of a share of Company common stock (equal to the closing Nasdaq price of Company stock) on the grant date. As detailed below, upon exercise of the option, you become the owner of the shares of Company common stock.

General requirements & restrictions

•	Vesting—Options granted to you under the Program will be fully vested at grant.

•	Exercise—You do not own shares of Company common stock upon the grant of your vested option. To own such shares of Company common stock, you must exercise the vested options.

•

Expiration and Forfeiture—Options granted under the Program will have a 10-year term and except as otherwise set forth in the 2017 Plan, will be exercisable at any time during the 10-year term even if you have terminated employment with the Company. Options not exercised during the term will automatically expire and will be automatically cancelled.

Taxes

If you enroll in the Program, you will not be subject to tax on the date the options are granted. Instead, you will be subject to income and employment taxes on the date you exercise your options. The taxable income amount will be the excess of the fair market value of the Company common stock on the date of exercise over the option exercise price (i.e., the “spread”).

You may also be subject to tax at the time you sell any shares of Company common stock acquired upon the exercise of the options, provided you sell the shares at a gain (i.e., the sale price is greater than the fair market value of the shares at the time of acquisition).

Please note that that you are solely responsible for all taxes associated with your stock options, even if Roku has an obligation to withhold (and does withhold) applicable taxes at the time of exercise. Therefore, you should consult your personal accountant or tax advisor regarding the tax implications of any stock options granted to you. You should also refer to the tax sections of the prospectus for the 2017 Plan.

Tax obligations are complex and differ from state to state. Roku is not in a position to give tax advice to you and you should not rely on the above as anything else but general information.

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